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                                                                    EXHIBIT 99.5

                            A-FEM MEDICAL CORPORATION
                           PREFERRED STOCK AND WARRANT
                               PURCHASE AGREEMENT

            Certain investors (each an "Investor" and collectively, the "Investors") acting through their agent, Capital Consultants LLC ("CCL"), have agreed to purchase an aggregate of 86,805 shares of Series A Convertible Preferred Stock (the "Shares"), $.01 par value per share, of A-Fem Medical Corporation, a Nevada corporation (the "Company"), and warrants to purchase 79,861 shares of such Series A Convertible Preferred Stock in the form attached as Exhibit A (the "Warrants") in consideration of the payment of the sum of $166,665.60 (the "Consideration"). The Shares and Warrants are sometimes hereafter referred to collectively as the "Securities." Delivery and payment for the Securities shall occur as set forth in paragraph I.

I. CLOSING. Closing of the transaction will occur when this Agreement is executed. At closing, the Company will cause certificates for the Shares and the Warrants to be delivered to CCL as agent for the Investors against payment of the Consideration.

II. INVESTOR REPRESENTATIONS. CCL, individually and, to CCL's reasonable belief, on behalf of each of the Investors, represents, warrants, acknowledges and agrees that the following are true as of the date first below written:

     2.1 The Securities are not being registered under the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws in reliance upon exemptions from registration and cannot be sold, transferred or otherwise disposed of by the Investor unless they are subsequently registered under the Act and applicable state securities laws or an exemption from such registration is available at the time of the desired sale. Therefore, the Investor must bear the economic risk of an investment in such Securities for an indefinite period. The Investor's right to require registration under federal or state securities laws of such Securities is set forth in the Registration Rights Agreement attached hereto as Exhibit B. The Investor will under no circumstances attempt to assign or otherwise transfer all or any portion of such Securities except in accordance with federal and state securities laws;

     2.2 No state or federal agency or instrumentality has made any finding or determination as to the fairness of the terms of the offering or the investment in the Securities, nor has any state or federal agency or instrumentality made any recommendation with respect to any purchase or investment in the Securities;

     2.3 The Company has not paid and will not pay any commission or similar remuneration directly or indirectly to any person in connection with the acquisition of the Securities by the Investor, and no dealer, salesman, or any other person (other than officers of the Company) has been authorized to give any information or to make any representations in connection with the


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offer and sale of the Securities, and if given or made, such other information or representation must not have been relied upon as having been authorized by the Company;

     2.4 The Company will rely materially upon the representations, warranties, covenants, and agreements of the Investor set forth herein for the purpose of offering and selling the Securities to the Investor;

     2.5 The Investor is acquiring such Securities solely for investment for its own account and has no agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of such Securities to any other persons;

     2.6 The Investor and CCL have such substantial knowledge and experience in financial and business matters in general, and in similar investments in particular, that they are capable of reading and understanding information about the Company and evaluating the merits and risks of an investment in the Company and the merits and risks of the acquisition of the Securities;

     2.7 The Investor is familiar with the nature of and risk attending investments having the special characteristics of common stock interests in the Company and has determined on the basis of its own familiarity and knowledge of such investments that the purchase of the Securities is consistent with its investment objectives and income prospects and is making such an investment based on its own independent investigation;

     2.8 Investment in the Securities involves a degree of risk of loss by the Investor of the entire investment and there is no assurance, and the Investor has received no assurance, of any income from the investment in the Securities;

     2.9 The Investor is aware that the Securities being offered have not been approved or disapproved by the SEC or any state securities agency, nor has any such regulatory body reviewed any information with respect to the offer and sale of such Securities;

     2.10 CCL and the Investor understand that no private placement memorandum has been prepared for this investment offering, but CCL and the Investor have received and read information with regard to this investment and the Company, as required by applicable securities laws and as required to allow CCL and the Investor to adequately evaluate the investment and its related merits and risks. CCL and the Investor have the capability to determine what documents and information are necessary for CCL and the Investor to adequately evaluate the Company and this investment, and CCL and the Investor also have the capability to request, review and evaluate the necessary information;

     2.11 CCL and the Investor have had the opportunity to (i) examine and have examined sources of information that they have deemed necessary or appropriate to reach an informed investment decision concerning the purchase of the Securities, including, without limitation, the physical facilities, financial statements, books, records and files of the Company, and (ii) had reasonable opportunity to meet with representatives of the Company and questioned the directors, shareholders and officers of the Company to the extent that they have deemed necessary or appropriate so as to receive answers and to verify the accuracy of the information


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obtained in the above examination. CCL and the Investor acknowledge receipt of:
a registration statement on Form S-2, filed with the SEC on June 22, 2000 relating to common stock of the Company; the Company's annual report to the Securities and Exchange Commission (the "SEC") on Form 10-KSB for the year ended December 31, 1999; the Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000; the proxy statement relating to the Company's 1997 Annual Meeting; and the proxy statement relating to a Special Meeting of the Company's shareholders held on December 12, 1997. CCL and the Investor acknowledge that the Company continues to lose money, that it will require additional financing in both the short and long term if it is to stay in business and that the failure to obtain additional financing would likely result in the cessation of business;

     2.12 The Investor is an "accredited investor" as defined in Securities and Exchange Commission Rule 501(a) of Regulation D (17 CFR 230.501(a)) and is a resident of one of the jurisdictions identified on Schedule 1;

     2.13 The financial condition of the Investor is such that the Investor is under no present need to dispose of any portion of the Securities to satisfy any existing or contemplated indebtedness;

     2.14 Each certificate representing the Securities shall be endorsed with the following legend together with any other legends required by law:

           "The securities evidenced by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving said securities or (b) this corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for this corporation) stating that such transaction is exempt from registration or this corporation otherwise satisfies itself that such transaction is exempt from registration. Neither the offering of the securities nor any offering materials have been reviewed by an administrator under the Act or any applicable state law."

The Company need not effect a transfer of the Securities, unless the conditions specified in the aforementioned legend is satisfied. The Company shall also make a notation on its stock transfer books of the foregoing restrictions on transferability and will instruct its transfer agent, if one is appointed, not to register the transfer of any of such Securities unless the conditions specified in the foregoing legend are satisfied;

     2.15 CCL has full power and authority to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by CCL on behalf of the Investors and constitutes a legal, valid and binding obligation of CCL and the Investors enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other similar laws affecting the rights and remedies of creditors generally and general principles of equity; and


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     2.16 The execution and delivery of this Agreement, and the terms, conditions, and provisions of this Agreement will not conflict with, or result in the breach of any term of, any corporate charter, partnership agreement, or trust agreement, or any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Investor is a party, and will not constitute an event that, with the giving of notice, lapse of time or any other action by a third party, could result in any default under any of the foregoing that will result in the creation of any lien, charge, encumbrance, or security interest upon the Securities.

     2.17 CCL represents the holders of 7,405,330 shares of Series A Convertible Preferred Stock ("Series A") and the holders of Warrants to purchase 1,124,151 shares of Series A and is authorized to consent on behalf of such holders to the issuance of the Shares, the Warrants, and the Series A issuable on exercise of the Warrants, and to waive the provisions of Section 3.2.2(b) of the Company's Certificate of Designation dated August 28, 1998, as amended, with respect to such issuance, and hereby consents to such issuance and waives such provisions.

III. REPRESENTATIONS AND WARRANTIES OF A-FEM. The Company represents and warrants to the Investors and to CCL that:

     3.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. The term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Company taken as a whole.

     3.2 The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by CCL on behalf of the Investors, constitutes a legal, valid and binding obligation of the Company.

     3.3 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company, or (iii) result in any breach of or constitute a default under, or impair the Company's rights, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on


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any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     3.4 The Company has filed all forms, reports and documents required to be filed with the SEC since June 30, 1993, and has heretofore delivered to CCL in the form filed with the SEC, Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and a Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2000 and June 30, 2000 (the "SEC Reports"). The SEC Reports as amended (i) were prepared in accordance with the requirements of the Act or the Securities Exchange Act of 1934, as amended, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as previously disclosed to CCL, since June 30, 2000, the Company has conducted its business only in the ordinary course of business and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations or business of the Company having a Material Adverse Effect or, to the knowledge of the Company, any development that could reasonably be expected to have a Material Adverse Effect, other than as disclosed in the SEC Reports, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company having a Material Adverse Effect; or (iii) any declaration, payment, or setting aside for payment of any dividends. There are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened against the Company, nor is the Company subject to any order, judgment, or decree that would have a Material Adverse Effect.

     3.5 The Securities, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company and free of any restrictions imposed under the Nevada Control Share Acquisition Act and the issuance of the Securities is not a prohibited transaction under the Nevada Business Combination Act. The issuance of the Securities will not constitute a change in control under any agreement applicable to the Company, including an agreement between the Company and Proctor & Gamble.

IV. SUPERSEDES PRIOR NEGOTIATION. This Purchase Agreement supersedes in its entirety prior negotiations with CCL concerning an investment in the Company.

V. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument. All such counterparts together shall constitute one agreement.


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IN WITNESS WHEREOF, the Investor and the Company have executed this Purchase
Agreement dated effective as of September 21, 2000.

CAPITAL CONSULTANTS LLC
as Agent for the Investors




By:
Its:

Address:




A-FEM MEDICAL CORPORATION


By:  Steven T. Frankel
Its: Chief Executive Officer
Address: A-FEM Medical Corporation
Suite J-5
10180 S.W. Nimbus Avenue
Portland, OR 97223


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                                     Rider A
                            A-FEM MEDICAL CORPORATION
                                   SCHEDULE 1

Per Section 2.12 of the A-Fem Medical Corporation Preferred Stock and Warrant Purchase Agreement dated September 21, 2000, Capital Consultants LLC represents that each Investor is a resident of one of the following jurisdictions:
Oregon
Washington
Idaho
Texas
New Mexico
Arizona
Colorado
Nevada